EXHIBIT 10.14

D&E COMMUNICATIONS, INC.

EXEMPT EMPLOYEE SHORT-TERM INCENTIVE PLAN

Section 1: Purpose

The Board of Directors of D&E Communications, Inc. (“D&E” or the “Company”) has established this incentive plan (the “Plan”) for all eligible Exempt employees of the Company and its subsidiaries. The purpose of this plan is to provide incentives for the Plan Participants to meet or exceed the financial goals of the Company. The Plan is intended to achieve this result by providing the opportunity for Participants to receive the payment of an incentive, which complements their base salary.

Section 2: Plan Year

A “Plan Year” for purposes of this Plan shall be a calendar year or such other fiscal year as D&E elects to report its financial performance, but only if the Board of Directors has adopted performance goals for Plan purposes for such year.

A “Plan Year Quarter” shall be a calendar year quarter (i.e. Jan.-Mar., etc.). A “Plan Year Period” refers to either a Plan Year or Plan Year Quarter depending on a Participant’s eligibility. Vice Presidents, Senior Vice Presidents and Officers of the Company are eligible based on a Plan Year, where other eligible participants (Managers, Supervisors and Non-Supervisors) may be considered for eligibility on a Plan Year Quarter.

Section 3: Eligibility

An eligible Plan Participant is defined as an Exempt Regular Full-Time employee of the Company and its subsidiaries and excludes employees of the Company who (1) are eligible to participate in another comparable incentive plan or receive an incentive or commission payment for sales generation, (2) are eligible participants in the Premium Pay for Premium Performance Program or (3) are covered by a collective bargaining agreement.

Participants hired on or before the first day of the calendar quarter of the current Plan Year and who remain on active status through the date of such award distribution will be eligible to participate in the Plan. Calculation of the incentive award will be based on the closest full calendar quarter for each full quarter of eligible service. For example, if an eligible employee’s Date of Hire were August 9, then he or she would be eligible for the 4th quarter, assuming he or she remains on active status through the date of such award distribution.

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If a Participant retires on or after December 31st and has attained age 65 and/or the Rule of 80 (age + years of service = 80) but prior to payment of the Participant’s annual or 4th quarter incentive award, then the Participant will be eligible to receive payment of the full incentive award for the Plan Year Period.

However, if the active service of a Participant in the Plan is terminated due to death during the Plan Year Period or a Participant is on a disability(s) or an approved leave of absence(s) for more than 12 weeks during the Plan Year Period and the Participant otherwise has demonstrated acceptable performance as outlined in the Company’s appraisal process, then, notwithstanding the language of a proceeding paragraph, the appropriate incentive award as determined by the Board of Directors or a duly appointed committee thereof (the “Plan Administrator”) will be prorated consistent with the number of full months actively worked in that period and will be paid to the individual or individual’s designated beneficiary.

If a Participant’s active service is terminated due to death after the conclusion of the Plan Year Period, but prior to payment of the Participant’s incentive award, then the Participant’s designated beneficiary will otherwise be eligible to receive payment of the Participant’s full incentive award for the Plan Year Period.

Section 4: Activating the Plan

The operation of the Plan is predicated on attaining or exceeding the pre-established financial goals approved for the Plan. These goals will consist of internally measured financial achievements and will be approved by D&E’s Board of Directors for each Plan Year.

Section 5: Calculation of Awards

The Board of Directors shall establish the goals for D&E’s financial performance early each Plan Year (See Appendix A – Current Plan Year Goals).

In the event the Company exceeds its pre-established financial goals, eligible Plan Participants may receive an incentive award based upon their position with the Company during the applicable Plan Year Period (See Appendix B – Current Plan Year Payout Levels and Factors).

In addition to exceeding the pre-established financial goals approved for the Plan, a Plan Participant must also meet “Acceptable Performance” standards for the Plan Year Period in order to be eligible for an incentive award. “Acceptable Performance” standards shall be defined by the Plan Administrator (See Section 7: Plan Administrator). The Plan Administrator reserves the right to modify awards (increase or decrease) based on individual contributions. Adjustments for the Officer level will be at the discretion of the Board of Directors.

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If a Plan Participant changes status within the Plan Year Period (i.e., Supervisor to Non-Supervisor, Non-Supervisor to Supervisor, or one Payout Level to Another Payout Level), the Participant’s incentive award payout for the Plan Year Period, if any, will be prorated accordingly by Payout Levels and/or Eligibility Status. Employees who work full time and who have reduced hours (35-39 per week) will be prorated accordingly.

Section 6: Distribution of Awards

Distribution of annual and 4th quarter incentive award payments, if any, will be made by March 15 of the following year. Distribution of any quarterly award for eligible participants is subject to review by the Company’s outside auditors.

Section 7: Plan Administration

The Board of Directors or the Plan Administrator shall, with respect to the Plan, have full power and authority to construe, interpret, manage, control and administer this Plan, and to pass and decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors may establish. As soon as administratively possible after the end of each Plan Year Quarter and at the end of the Plan Year, the Plan Administrator shall determine those eligible Participants and the amount of incentive proposed to be awarded to them. The Plan Administrator shall then report such determinations to the Board of Directors for consideration and approval.

Any decision made or action taken by the Board of Directors or the Plan Administrator, arising out of, or in connection with the administration, interpretation and effect of the Plan shall be at its absolute discretion and shall be conclusive and binding upon all parties.

No member of the Board of Directors shall be liable for any act or action hereunder, whether of omission or commission, by a Plan Participant or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated in accordance with the provision of the Plan.

Section 8: Amendment, Modification, Suspension, or Termination

The Company reserves the right, by and through its Board of Directors to amend, modify, suspend, reinstate or terminate all or any part of the Plan at the end of any Plan Year Quarter in any way that does not diminish the right of a Plan Participant to receive payment for achievement of any prior periods’ goal. The Plan Administrator shall give prompt written notice to each Participant of any amendment, suspension, termination or material modification of the Plan. The Board of Directors also reserves the right to withhold or alter incentive award payments based on the individual’s or Company’s performance or circumstances deemed to be highly unusual at any time prior to payment.

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Section 9: Effective Date of the Plan

The effective date of the Plan Year shall be January 1, 2004.

Section 10: Employer Relation with Participants

Neither the establishment of the Plan nor its maintenance shall be construed as conferring any legal rights upon any Plan Participant or any person for a continuation of employment, and they shall not interfere with the right of the Company to discharge any Plan Participant or otherwise deal with him or her without regard to the existence of the Plan.

Section 11: Governing Law

Except to the extent pre-empted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

In the event of relevant changes to the Internal Revenue Code, related rulings and regulations or changes imposed by other regulatory agencies affecting the continued appropriateness of the Plan and awards made thereunder, the Board of Directors may, at its sole discretion, accelerate or change the manner of payments of any unpaid incentive awards or amend the provisions of the Plan.

The Board of Directors approved the Plan on January 29, 2004.

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APPENDIX A

CURRENT PLAN YEAR GOALS

CORPORATE GOALS – 2004

The Board of Directors of D&E Communications, Inc., has established the following rolling Quarterly and Annual Corporate Goal for the 2004 Plan Year:

D&E Communications, Inc., Operating Income*: D&E Communications, Inc.,

must exceed its cumulative year-to-date Operating Income goal.

Quarter 1	$4,849,000
Quarter 2	$10,210,000
Quarter 3	$16,104,000
Quarter 4 or Annual Goal	$22,905,000

*	Operating Income is operating revenue less operating expenses as defined by Generally Accepted Accounting Principles (GAAP) and as recorded on the Company quarterly and annual statements.

➢	For every dollar that exceeds the Corporate Goal, the Company will contribute fifty cents per dollar to the Plan for the allocation among eligible Participants after deductions for any payouts made for previous quarters in the current Plan Year.

NOTE:	Payouts from this Plan are contingent on exceeding 100% of the Corporate Goals.